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       GAS PIPELINE
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                                                                   EXHIBIT 10.49


                                 August 27, 1999

Colonial Gas Company
40 Market Street
Lowell, MA 01853-3064

Attention: Mr. Nickolas Stavropoulos via facsimile: (617) 742-0041

RE: CONTRACT RESTRUCTURING LETTER AGREEMENT

Dear Nick:

      This Contract Restructuring Letter Agreement ("Letter Agreement") is entered into between Tennessee Gas Pipeline Company ("Tennessee") and Colonial Gas Company ("Colonial"). Whereas, Tennessee and Colonial (being hereinafter individually referred to as a "Party" and collectively referred to as the "Parties"), have agreed upon the terms and conditions under which to extend and amend certain Firm Transportation and Storage Service Agreements ("Firm Agreements") to restructure the firm services received by Colonial from Tennessee (hereinafter referred to as "Contract Restructuring"). The Parties wish to proceed with the Contract Restructuring based on the following terms and principles subject to the execution and regulatory approval of final agreements effectuating the provisions described herein.

1.    Primary Point Amendment

      Subject to Colonial's participation in an open season to change primary points in accordance with Article XXVIII, Section 5.7 of the General Terms and Conditions of Tennessee's FERC Gas Tariff, Tennessee shall allow Colonial to amend the Firm Agreements identified below to effectuate a change in primary receipt points from meters located in Zones 00, 0L, and 01 to meter number 07-0018, Tennessee's Northern Storage Withdrawal (located in Tennessee's Zone 4) to be effective on November 1, 1999; provided, however, Colonial's rights shall be limited in accordance with the quantity limitations detailed in Appendix A attached hereto. The reduction of primary firm receipt meter TQ by the applicable percentages and resulting quantities from the current primary receipt points in Zones 00, 0L, and 01 shall be implemented pro-rata across the Firm Agreements identified below at all affected meters. Thus, the currently existing Zones 00, 0L, and 01 primary receipt points by Firm Agreement shall each be reduced individually by the applicable amendment percentage and meter number 07-0018
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Contract Restructuring Letter Agreement
August 27, 1999
Page 2

      shall be increased by the like quantity so that the receipt quantity of each Firm Agreement is thereby preserved.

      In consideration of the merger of Colonial with Eastern Enterprises, Essex County Gas Company's ("Essex") parent company, Colonial's rights to amend the Firm Agreements identified below to effectuate a change in primary receipt points from meters located in Zones 00, 0L, and 01 to meter number 07-0018, Tennessee's Northern Storage Withdrawal (located in Tennessee's Zone 4) to be effective on November 1, 1999 shall be enlarged as detailed in Appendix A subject to an election by Essex by September 30, 1999 to extend 100% of the current MDQ of FT-A Agreement No. 8518 for a Primary Extended Term of at least three (3) years.

                                                      K#            10/31/2003
                                                      --            ----------

      Retain 100% of the Firm Agreements           2025 & 435            15%
      (Identified in Item 2 below) and
      Essex Retains 100% of FT-A Agreement 8518

      Retain 100% of the Firm Agreements           2025 & 435            10%
      (Identified in Item 2 below) and
      Essex Turns back 100% of FT-A Agreement 8518

      Appendix A also details the associated buyout amounts by Firm Agreement. The buyout amounts outlined in Appendix A are equivalent to 60% of the effective upstream (Zones 00/01 to 04) annual demand charge multiplied by the applicable amendment quantity. The buyout payment will be due to Tennessee prior to October 31, 1999.

2.    Term

      Subject to Colonial's amendment of the Firm Agreements as described in
      Item 1 above, Colonial shall elect to extend 100% of the currently existing Transportation Quantity ("TQ") or Maximum Storage Quantity ("MSQ"), as applicable, of each of the following Firm Agreements pursuant to Article III, Section 10.5 of the General Terms and Conditions of Tennessee's FERC Gas Tariff for a period of three years such that the subsequent expiration date of each of the Firm Agreements is October 31, 2003: Firm Agreement Nos. 2025, 2029 and 524. Each extension shall continue the Primary Extended Term as outlined in Section 10.5. Unless otherwise expressly agreed by Tennessee, as applicable, Colonial's currently existing Maximum Daily Injection Quantity, Maximum Daily Withdrawal Quantity and ratchet levels shall remain in effect through the Primary Extended Term.
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Contract Restructuring Letter Agreement
August 27, 1999
Page 3

3.    Rate

      Subject to Colonial's amendment of the Firm Agreements as described in
      Item 1 above and to Colonial's extension of the FT-A Agreements as described in Item 2 above and for the period commencing November 1, 1999 and extending through the Primary Extended Term, Colonial shall pay a negotiated rate for service comprised of the following: (1) Tennessee's Base Reservation Rate effective as of November 1, 1999; and (2) Tennessee's Base Commodity Rate effective as of November 1, 1999. In addition, Colonial shall pay all then-effective surcharges and applicable fuel (The rates are therefore fixed, but the surcharges and fuel charges are not).

      Subject to Colonial's amendment of the Firm Agreements as described in
      Item 1 above and to Colonial's extension of the FS-MA Agreement referenced in Item 2 above and for the period commencing November 1, 1999 and extending through the Primary Extended Term, Colonial shall pay a negotiated rate for service comprised of the following: Tennessee's Tariff Rate effective as of November 1, 1999 for deliverability, space, injection, withdrawal and overrun. In addition, Colonial shall pay all then-effective surcharges and applicable fuel. (The rates are therefore fixed, but the surcharges and fuel charges are not).

      During the period defined above, this Letter Agreement shall be the sole agreement between the Parties affecting the rates for service provided under Firm Agreement Nos. 2025, 2029, 435 and 524.

4.    Buyout of Upstream/Midhaul Contracts

      On or before October 1, 1999, Colonial will execute a Buyout Agreement to effectuate early termination and the buyout of upstream/midhaul FT-A Agreement Nos. 3894, 2521 and 2496 effective November 1, 1999. On or before October 31, 1999, Colonial will submit buyout payment of $608,514 to Tennessee or will authorize Tennessee to reduce the refund to which Colonial is entitled in accordance with Tennessee's GSR Stipulation and Agreement and the Commission's June 15, 1999 order in Docket No. RP93-151-026 ("GSR Refund") combined with any other current refunds due Colonial in the same amount or some combination of a buyout payment and refund credits. Colonial's execution of this Letter Agreement signifies its consent to Tennessee's withholding the GSR Refund unless and until Colonial advises Tennessee in writing of its decision to receive the GSR Refund.

5.    National Fuel/Tennessee Northern Storage Receipt Point Amendment

      Pursuant to the NPV open season process outlined in Section 5.7 of Article XXVIII of Tennessee's FERC Gas Tariff on or before August 31, 1999, Colonial will submit an amendment request effective April 1, 2000 or November 1, 2000 to amend approximately 10,000 Dth/d of receipt point capacity on FT-A Agreement
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Contract Restructuring Letter Agreement
August 27, 1999
Page 4

      No. 10778 from the National Fuel Andrews Settlement receipt point (meter number 1-1693) to Tennessee Northern Storage (meter number 7-0018).

6.    Letter Agreement

      This Letter Agreement shall be treated as confidential and the Parties agree not to disclose any information concerning this Letter Agreement including, without limitation, the existence of this letter Agreement without the prior written consent of the other Party except to employees, consultants, agents and advisors who must be aware of the Letter Agreement to perform the Party's obligations hereunder if these persons have agreed to be bound by the Parties' confidentiality obligations; provided, however, either Party may disclose the terms of this letter Agreement if: one, such disclosure is required in a judicial or administrative process in connection with any action, suit, proceeding, investigation, audit or claim or otherwise by applicable law and two, the Party requests confidential treatment of the disclosure in the judicial or administrative process.

      Notwithstanding anything herein to the contrary, this Letter Agreement and the execution of any agreements to effectuate the arrangements proposed in this Letter Agreement shall be in accordance with and subject to the terms of Tennessee's FERC Gas Tariff and to all valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction as amended from time to time and to the receipt and acceptance of all regulatory authorizations necessary on terms acceptable to Tennessee; provided further, if the regulatory authorizations are not received in time to implement all of the terms of this Letter Agreement by November 1, 1999, Tennessee shall have the right to terminate this Letter Agreement at any time prior to November 1, 1999.

      Colonial and Tennessee agree to cooperate in the preparation and filing of all necessary applications for authorizations and to support such filings in their entirety to effectuate the arrangements proposed in this Letter Agreement.

      This Letter Agreement supercedes the August 2, 1999 Contract Restructuring Letter Agreement signed by the Parties on August 19, 1999.

      If this Letter Agreement accurately represents your understanding of the agreement among Tennessee and Colonial, please have the appropriate party execute the facsimile copy of this Letter Agreement and return same to the undersigned.
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Contract Restructuring Letter Agreement
August 27, 1999
Page 5

      Upon execution by Tennessee, I will fax one (1) fully executed copy of the Letter Agreement for your retention. If you have any questions, please do not hesitate to contact me at (713) 420-3627.


                                            Sincerely

                                            /s/ James R. Eckert

                                            James R. Eckert
                                            Account Manager
                                            Marketing Northern Accounts

AGREED TO AND ACCEPTED                      AGREED TO AND ACCEPTED
THIS 2ND DAY OF SEPTEMBER, 1999,            THIS 2ND DAY OF SEPT, 1999,
TENNESSEE GAS PIPELINE                      COLONIAL GAS COMPANY
COMPANY

By:   /s/ Mary M. Melendez                   By:   /s/ Nickolas Stavropoulos
      --------------------------------            ------------------------------

Name: Mary M. Melendez                       Name: Nickolas Stavropoulos
      --------------------------------            ------------------------------

Its:  Agent and Attorney-in-Fact            Its:
      --------------------------------            ------------------------------
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                    Contract Restructuring Letter Agreement
                         Between Tennessee and Colonial
                                   Appendix A

    1/          FT-A Agreement No. 435     FT-A Agreement No. 2025
Amendment     --------------------------  ------------------------
Percentage     Zone 0    Zone L   Zone 1   Zone 0  Zone L  Zone 1   Total Dth/d
----------    --------------------------  ------------------------  -----------
     15%       1,500     1,095      -      1,323   2,457     -         8,375
     10% 2/    1,000       730      -        882   1,638     -         4,250

    1/          FT-A Agreement No. 435     FT-A Agreement No. 2025
Amendment     --------------------------  ------------------------     Total
Percentage     Zone 0    Zone L   Zone 1   Zone 0  Zone L  Zone 1      Buyout
----------    --------------------------  ------------------------  -----------
     15%      131,976    84,911      -    116,390  190,491   -       $  623,767
     10% 2/    87,984    56,607      -     77,593  126,994   -       $  349,178

Footnotes:
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      1/    As detailed in the Contract Restructuring Letter Agreement,
            Colonial's rights to amend the Firm Agreements identified above shall be enlarged (to the 15% level) subject to an election by Essex by September 30, 1999 to extend 100% of the current MDQ on Essex' FT-A Agreement No. 8518 for a Primary Extended Term of at least 3 years.

      2/ Amendment percentage and corresponding limitation assuming Essex decides to not renew 100% of the current MDQ on Essex' FT-A Agreement No. 8518 for a Primary Extended Term of at least 3 years.